INSTRUMENT OF AMENDMENT TO THE
MDU RESOURCES GROUP, INC.
401(k) RETIREMENT PLAN

The MDU Resources Group, Inc. 401(k) Retirement Plan (as amended and restated March 1, 2011) (the “Plan”), is hereby further amended, effective as of July 1, 2012, unless otherwise indicated, as follows:

1.
Effective as of May 1, 2012, by adding WBI Energy, Inc. (“WBIE”) as a Participating Affiliate and to the table in Section D‑1‑2 Eligibility to Share in the Profit Sharing Feature of Supplement D-1, Provisions Relating to the Profit Sharing Feature for Certain Participating Affiliates.

Explanation: This amends Supplement D-1 to reflect WBIE as a Participating Affiliate due to WBI’s restructuring.

2.
By removing WBI Holdings, Inc. (“WBIH”) as a Participating Affiliate and from the table in Section D‑1‑2 Eligibility to Share in the Profit Sharing Feature of Supplement D-1, Provisions Relating to the Profit Sharing Feature for Certain Participating Affiliates.

Explanation: This amends Supplement D-1 as employees of WBIH became employees of WBIE on July 1, 2012, due to WBI’s restructuring. WBIH is removed as a Participating Affiliate as the Company no longer has employees.

3.
By further modifying the table and footnotes in Section D‑1‑2 Eligibility to Share in the Profit Sharing Feature of Supplement D-1, Provisions Relating to the Profit Sharing Feature for Certain Participating Affiliates to reflect the name changes of Bitter Creek Pipelines, LLC and its division Total Corrosion Solutions to WBI Energy Midstream, LLC and WBI Energy Corrosion Services, respectively; and Williston Basin Interstate Pipeline Company to WBI Energy Transmission, Inc.

Explanation: This reflects the name changes of Bitter Creek Pipelines, LLC, its division Total Corrosion Solutions, and Williston Basin Interstate Pipeline Company as Participating Affiliates and amends Supplement D-1, effective as of July 1, 2012.

4.
By modifying the table and footnote in Section D‑2‑2 Eligibility to Share in the Retirement Contribution of Supplement D-2, Provisions Relating to the Retirement Contribution Feature for Certain Participating Affiliates to reflect the name change of Bitter Creek Pipelines, LLC to WBI Energy Midstream, LLC.

Explanation: This amends Supplement D-2 to reflect the name change of Bitter Creek Pipelines, LLC as a Participating Affiliate, effective as of July 1, 2012.

5.
By removing Knife River – Western North Dakota Division, a Division of Knife River Corporation – North Central (“KR-WND”) as a Participating Affiliate and from the table in Section D-3-2 Eligibility to Share in the Profit Sharing Feature of Supplement D-3, Provisions Relating to the Profit Sharing Feature for Certain Participating Affiliates.

Explanation: This amends the Participating Affiliates in the table of Supplement D-3 to reflect the consolidation of the two North Dakota divisions of Knife River Corporation – North Central.

6.
By adding the following paragraph to the end of Section D-3-3 Amount of Profit Sharing Contributions, Allocation of Supplement D-3, Provisions Relating to the Profit Sharing Feature for Certain Participating Affiliates:

Notwithstanding the foregoing, for the Plan Year ended December 31, 2012, eligible employees of KR-WND as of June 30, 2012, shall receive profit sharing contributions in an amount equal to the greater of: (i) the profit sharing contributions determined using consolidated profitability measures; or (ii) the profit sharing contributions determined using separate profitability measures.

Explanation: This amends Supplement D-3 to ensure that the profit sharing contribution for eligible employees of KR-WND are not less than what they would have been entitled to receive had the consolidation not occurred during the middle of the Plan Year.

7.
By adding WBIE as a Participating Affiliate, removing WBIH as a Participating Affiliate, and changing Williston Basin Interstate Pipeline Company to WBI Energy Transmission, Inc. in Section D‑6‑2 Eligibility to Share in the Retirement Contribution of Supplement D-6, Provisions Relating to the MDU Group Inc. Retirement Contribution Feature.

Explanation: This amends Supplement D-6 to reflect WBIE as a Participating Affiliate, as the result of moving the employees of WBIH to WBIE, and the name change for Williston Basin Interstate Pipeline Company. WBIH is removed as a Participating Affiliate as the Company no longer has employees.

8.	By replacing the following entry in Schedule B, in its entirety:
Knife River – Western North Dakota Division (KR-WND), a division of Knife River Corporation – North Central shall make supplemental contributions on behalf of its Davis-Bacon Employees in such amounts as may be necessary to satisfy the Prevailing Wage Law’s required fringe cost to the extent that the sum of the employer Matching and Profit

Sharing Contributions, if any, for a period are insufficient to satisfy the Prevailing Wage Law’s required fringe cost pursuant to Supplement G; however, effective as of July 1, 2012, KR‑WND shall no longer be a Participating Affiliate under the terms of the Plan and correspondingly shall not make Davis Bacon contributions for any pay period beginning on or after July 1, 2012.

Effective March 17, 2011 and as amended as of July 1, 2012.

Explanation: This amends Schedule B to reflect that KR-WND is no longer a Participating Affiliate, effective as of July 1, 2012.

IN WITNESS WHEREOF, MDU Resources Group, Inc., as Sponsoring Employer of the Plan, has caused this Supplement to be duly executed by a member of the MDU Resources Group, Inc. Employee Benefits Committee on this 29th day of August, 2012.

MDU RESOURCES GROUP, INC.
EMPLOYEE BENEFITS COMMITTEE

By:	/s/ Doran N. Schwartz
Doran N. Schwartz, Chairman